                                                                      Exhibit 12

                               AZTAR CORPORATION
                      Ratio of Earnings to Fixed Charges

                         (in thousands, except ratios)

                                                Three Months Ended                            Year Ended
                                               ---------------------     --------------------------------------------------------
                                               March 31,    April 1,
                                                 1994        1993          1993        1992        1991        1990        1989
                                               ---------   ---------     --------    --------    --------    --------    --------
Income (loss) from continuing
 operations before income taxes,
 extraordinary items and
 cumulative effect of accounting
 change                                          $ 4,638     $ 2,542      $12,406     $26,007     $ 2,768    $(14,959)   $(62,184)
Fixed charges excluding interest
 expense capitalized                              12,934      18,115       60,366      56,701      59,895      63,346      78,679
Amortization of previously
 capitalized interest                                219         216          878         866         892         900       1,012
                                                 -------     -------      -------     -------     -------    --------    --------
  Adjusted earnings                              $17,791     $20,873      $73,650     $83,574     $63,555    $ 49,287    $ 17,507
                                                 =======     =======      =======     =======     =======    ========    ========

Fixed charges:
  Interest expense                               $11,822     $11,727      $45,363     $31,132     $32,101    $ 33,407    $ 43,716
  Interest portion of rent                         1,112       6,388       15,003      25,569      27,794      29,939      34,963
                                                 -------     -------      -------     -------     -------    --------    --------
                                                  12,934      18,115       60,366      56,701      59,895      63,346      78,679
  Interest expense capitalized                       495         712        3,491       1,061         253          --          --
                                                 -------     -------      -------     -------     -------    --------    --------
    Total fixed charges                          $13,429     $18,827      $63,857     $57,762     $60,148    $ 63,346    $ 78,679
                                                 =======     =======      =======     =======     =======    ========    ========

Ratio of earnings to fixed charges                 1.32        1.11         1.15        1.45        1.06         .78         .22
                                                 =======     =======      =======     =======     =======    ========    ========
Fixed charges in excess of earnings                                                                          $ 14,059    $ 61,172
                                                                                                             ========    ========